Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Liberty Interactive Corporation:

We consent to the use of our reports dated March 1, 2018, with respect to the consolidated balance sheets of Liberty Interactive Corporation as of December 31, 2017 and 2016, and the related consolidated statements of operations,  comprehensive earnings (loss),  cash flows, and equity for each of the years in the three-year period ended December 31, 2017, and the related notes (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2017, incorporated herein by reference.

Our report dated March 1, 2018, on the effectiveness of internal control over financial reporting as of December 31, 2017, contains an explanatory paragraph that states that Liberty Interactive Corporation acquired HSN, Inc. during 2017, and management excluded from its assessment of the effectiveness of Liberty Interactive Corporation’s internal control over financial reporting as of December 31, 2017, HSN, Inc.’s internal control over financial reporting associated with total assets of $3,011 million and total revenues of zero included in the consolidated financial statements of Liberty Interactive Corporation and subsidiaries as of and for the year ended December 31, 2017. Our audit of internal control over financial reporting of Liberty Interactive Corporation also excluded an evaluation of the internal control over financial reporting of HSN, Inc.

/s/ KPMG LLP

Denver, Colorado
March 1, 2018